Exhibit 99.1

       Willis Group Reports Strong Second Quarter 2006 Results;
         Eight Percent Reported Revenue Growth and Ten Percent
      Organic Revenue Growth are Company's Highest in Two Years

    NEW YORK--(BUSINESS WIRE)--Aug. 2, 2006--

   Board Authorizes New $1 Billion Stock Buy Back Plan and Declares
                      Regular Quarterly Dividend

    Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reported results for the quarter and six months ended June 30, 2006.
    Commenting on today's results, Joe Plumeri, Chairman and Chief Executive Officer, said, "We have already begun successfully implementing the Shaping Our Future initiatives throughout Willis. Our 10 percent organic revenue growth in the second quarter is a clear demonstration of the effectiveness of our sales culture. In addition, we see traction and accretion from the new hires that we made over the last few years. Importantly, the expansion of our underlying margins and profitability are direct results of solid growth and contributions from each and every area of our business through the first half of 2006."
    "We are confident that achieving leadership in our core businesses and delivering the best value to our clients through our distribution network will make a significant impact on our Company and drive our financial performance. We are focused on businesses where our unique expertise allows us to deliver superior advice, products and services. In addition, we believe that our extensive retail distribution network, client advocacy and efficient delivery platform makes Willis the broker most valued by our clients." Mr. Plumeri continued, "The Board's authorization of a new $1 billion stock buy back plan is a clear indicator of their confidence in the future of Willis and a recognition that our best use of capital is to invest in ourselves."

    Second Quarter 2006 Financial Results

    Total reported revenues for the quarter ended June 30, 2006 were $593 million, compared with $549 million for the same period last year, an increase of 8 percent. The effect of foreign currency translation decreased reported revenues by 1 percent and net acquisitions of operations increased reported revenues by 1 percent.
    Organic growth in commissions and fees excluding total market remuneration was 10 percent in the second quarter 2006. Each business unit had a strong contribution to overall organic growth in commissions and fees including Global with 13 percent organic growth in the quarter (including double digit organic growth in Reinsurance), North America with 8 percent and International with 6 percent.
    The reduction of total market remuneration as well as changes to the quarterly phasing of incentive compensation in 2006 impacted the year-over-year comparison of adjusted operating margin by over 4 percentage points in the second quarter of 2006 compared to the second quarter of 2005. The reported (and adjusted) operating margin was 20.1 percent in the second quarter of 2006, and excluding these items, this represented an over 2 percentage point improvement in adjusted operating margin over the second quarter of 2005.
    Other expenses for the second quarter of 2006 were $108 million, or 18.2 percent of total revenues, compared to $98 million, or 17.9 percent in the comparable period last year, relatively flat despite incremental spending for strategic initiatives.
    Excluding the effects on taxation of amortization of intangibles, disposals of operations and share-based compensation, the underlying tax rate in the second quarter of 2006 was 31.5 percent, the same as the underlying rate for the full year 2005.
    Reported and adjusted net income for the quarter ended June 30, 2006 was $72 million, or $0.45 per diluted share, compared with a reported net income of $114 million, or $0.70 per diluted share, a year ago and adjusted net income of $73 million, or $0.45 per diluted share, for the same period last year. Foreign currency translation had no impact on second quarter 2006 net income compared with second quarter 2005.

    Six Months 2006 Financial Results

    Total reported revenues increased by 4 percent to $1,264 million in the first six months of 2006, up from $1,218 million for the corresponding period in 2005. The effect of foreign currency translation decreased reported revenues by 2 percent and net disposals of operations decreased reported revenues by 1 percent.
    The reduction of total market remuneration as well as changes to the quarterly phasing of incentive compensation in 2006 impacted the year-over-year comparison of adjusted operating margin by over 1 percentage point in the first half of 2006 compared to the first half of 2005. The reported (and adjusted) operating margin was 25.6 percent in the first half of 2006, and excluding these items, this represented an over 1 percentage point improvement in adjusted operating margin over the first half of 2005.
    Other expenses for the first half of 2006 were $213 million, or
16.9 percent of total revenues, compared to $194 million, or 15.9 percent in the comparable period last year (excluding the first quarter 2005 non-operating items), principally as a result of incremental spending for strategic initiatives.
    Reported and adjusted net income for the six months ended June 30, 2006 was $212 million or $1.33 per diluted share, compared to a reported net income of $181 million, or $1.10 per diluted share and adjusted net income of $209 million, or $1.27 per diluted share, for the same period last year. Foreign currency translation had a negative $0.03 impact on results for the first six months of 2006, compared with same period last year.

    Outlook

    For the full year 2006, the Company anticipates continued growth in organic commissions and fees. The Company still expects salaries and benefits expense as a percentage of total revenues to be less than 59 percent and continues to expect modest adjusted operating margin expansion.
    In the third quarter 2006, Willis expects to incur certain one-time expenses related to the Company's strategic initiatives. Willis also expects to close on the sale of Ten Trinity Square, its current London headquarters during the third quarter of 2006. The Company is on schedule to move into a new London headquarters in late 2007/early 2008.
    The Company expects to deliver breakout financial performance in the next five years. Specifically, by 2010, the Company has set financial targets of salaries and benefits expense as a percentage of total revenues to be below 54 percent, adjusted operating margin of 28 percent or better and industry leading organic revenue growth.
    In conclusion, Mr. Plumeri added, "We remain focused and committed to the Shaping Our Future initiatives which are designed to drive revenue and profitable growth in our Company. We have seen early signs that the execution of our strategy is working well and expect an even more significantly positive impact on our results in 2007 and beyond."

    Capital Management

    The Board of Directors approved a new $1 billion stock buy back plan. This authorization replaces the Company's previously announced $500 million buy back plan and its remaining $140 million authorization. The buy back is an open-ended plan to purchase, from time to time in the open market or through negotiated trades with persons who are not affiliates of the Company, shares of the Company's common stock.
    Separately, the Board of Directors declared a regular quarterly cash dividend on the Company's common stock of $0.235 per share, an annual rate of $0.94 per share. The dividend is payable on October 13, 2006 to shareholders of record on September 30, 2006.
    During the six months ended June 30, 2006 the Company completed 4 acquisitions with annual revenues of approximately $13 million. Cash and cash equivalents totaled $210 million, including approximately $104 million of immediately available cash at June 30, 2006. No shares were repurchased during the first half of 2006.
    At June 30, 2006, total long-term debt was $600 million and total stockholders' equity was approximately $1.4 billion. The capitalization ratio (total long-term debt to total long-term debt and stockholders' equity) was 29 percent at June 30, 2006.

    Conference Call and Webcast

    A conference call to discuss second quarter 2006 results will be held August 3, 2006 at 8:00 a.m. Eastern Time. To participate in the live teleconference, please dial (888) 316-9406 (Domestic) or +1 (210) 234-0000 (International) with a passcode of "Willis." The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 a.m., Eastern Time, and ending August 17, 2006. To access the audio replay, please dial (866) 445-8187 (Domestic) or +1
(203) 369-1139 (International), or by accessing the web site.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of approximately 15,400 associates serves clients in some 190 countries. Additional information on Willis may be found on its Web site www.willis.com.

    This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results are contained in the Company's filings with the Securities and Exchange Commission.
    This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information follows. We present such non-GAAP supplemental financial information as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company's operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company's condensed consolidated statements of operations for the three and six months ended June 30, 2006.


                     WILLIS GROUP HOLDINGS LIMITED
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in millions, except per share data)
                              (unaudited)

                                Three months ended    Six months ended
                                      June 30,            June 30,
                                ------------------- ------------------
                                               2005               2005
                                                As                 As
                                           adjusted           adjusted
                                    2006   (Note 2)    2006   (Note 2)
                                 -------- ---------  ------- ---------
Revenues
Commissions and fees            $    572  $    530  $ 1,224  $  1,181
Investment income                     21        19       40        37
                                 --------  --------  -------  --------
  Total Revenues                     593       549    1,264     1,218
                                 --------  --------  -------  --------
Expenses
Salaries and benefits (after
 charging share-based
 compensation $5, $5, $8 and
 $9)                                 351       316      699       709
Other operating expenses             108        98      213       223
Regulatory settlements                 -         -        -        51
Depreciation expense and
 amortization of intangible
 assets                               15        14       29        27
Net gain on disposal of
 operations                            -       (78)       -       (78)
                                 --------  --------  -------  --------
  Total Expenses                     474       350      941       932
                                 --------  --------  -------  --------
Operating Income                     119       199      323       286
Interest expense, net                  9         6       18        12
                                 --------  --------  -------  --------
Income before Income Taxes,
 Equity in Net Income of
 Associates and Minority
 Interest                            110       193      305       274
Income taxes                          36        75       98        99
                                 --------  --------  -------  --------
Income before Equity in Net
 Income of Associates and
 Minority Interest                    74       118      207       175
Equity in net income of
 associates, net of tax                -        (2)      14        12
Minority interest, net of tax         (2)       (2)      (9)       (6)
                                 --------  --------  -------  --------
Net Income                      $     72  $    114  $   212  $    181
                                 ========  ========  =======  ========
Earnings per Share
 - Basic                        $   0.46  $   0.70  $  1.35  $   1.11
 - Diluted                      $   0.45  $   0.70  $  1.33  $   1.10
                                 ========  ========  =======  ========

Average Number of Shares
 Outstanding
 - Basic                             157       163      157       163
 - Diluted                           159       164      159       164
                                 ========  ========  =======  ========


                     WILLIS GROUP HOLDINGS LIMITED
                  SUPPLEMENTAL FINANCIAL INFORMATION
                       (in millions) (unaudited)

    1. Definitions of Non-GAAP Financial Measures

    We believe that investors' understanding of the Company's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

    Organic revenue growth

    Organic revenue growth excludes the impact of foreign currency translation, acquisitions and disposals and total market remuneration from reported revenues. We use organic revenue growth as a measure of business growth generated by operations that were part of the Company at the end of the period.

    Adjusted operating income and adjusted net income

    Our results for the six months June 30, 2005 were significantly impacted by gains on disposal of operations, charges for regulatory settlements and related expenses, our first quarter 2005 headcount reduction program and other provisions. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations. These items did not have a material effect on the results for the six months ended June 30, 2006.

    2. Accounting and reporting changes

    We made a number of changes to our accounting and reporting in first quarter 2006. In particular:

    Revenue analysis

    Following a change to our internal reporting structure, North America Global Markets and International Global Markets revenues, which were previously reported within our Global division, are now reported in the North America and International divisions, respectively. In addition, we refined our method of allocating revenues between the Global and North America divisions. We have adjusted our 2005 revenue analysis to be consistent with the new internal reporting structure.

    FAS 123R, Share-Based Payment

    Effective January 1, 2006, we adopted FAS 123R using the modified-retrospective transition method. Our 2005 comparative data has therefore been adjusted to recognize the compensation cost previously reported in the footnote disclosure to our financial statements.
    The retrospective application of FAS 123R has also impacted the diluted share count in prior periods as proceeds under the treasury stock method have been adjusted with a consequent impact on diluted share count. Proceeds were adjusted to include the future potential tax consequences that will arise when the options are exercised and the average unrecognized compensation cost outstanding during the period.

    Pensions: market-related value

    FAS 87, Employers' Accounting for Pensions, requires the expected return on plan assets to be determined based on the expected long-term rate of return on plan assets and the market-related value of plan assets. The market-related value of plan assets may either be a fair value or a calculated value that recognizes changes in a systematic and rational manner over not more than five years.
    Up to December 31, 2005, the market-related value of our UK pension plan assets was determined using a calculated value that recognized asset gains or losses over five years. With effect from January 1, 2006, the market-related value of UK pension plan assets has been determined on a fair value basis. We believe that fair value is a preferable measure of determining the market-related value of plan assets as it more fairly reflects the actual value of pension plan assets as of the balance sheet date. In addition, it brings the methodology used for calculating the market-related value of our UK plan assets into line with the fair value methodology already used to value our US plan assets.
    We have adjusted our 2005 comparative data to reflect the change in method of determining the market-related value of plan assets.

    Pensions: return on assets

    After reviewing the long-term rate of return on our UK plan assets, effective January 1, 2006, we have increased the expected long-term rate to 7.75% from 7.25%.

    3. Revenue analysis

    Organic revenue growth

    Organic revenue growth is defined as revenue growth excluding the impact of foreign currency translation, acquisitions and disposals and total market remuneration. The percentage change in reported revenues is the most directly comparable GAAP measure, and the following table reconciles this change to organic revenue growth by business unit for the three months ended June 30, 2006:

                                        Three months ended
                                             June 30,
                              ---------------------------------------
                                                               %
                                  2006         2005(1)      Change
                               ------------  ------------ -----------
Global                        $    255       $   238           7%
North America                      195           180           8%
International                      122           112           9%
                               ------------  ------------ -----------
Commissions and fees          $    572      $    530           8%

Investment Income                   21            19          11%
                               ------------  ------------ -----------

Total revenues                $    593      $    549           8%
                               ============  ============ ===========


                                   Change attributable to
                       -----------------------------------------------
                        Foreign    Acquisitions Total market  Organic
                        currency       and       remuneration  revenue
                       translation   disposals                 growth
                      ------------ ------------ ------------- --------
Global                    (1)%         (1)%          (4)%       13%
North America              0%           0%            0%         8%
International              0%           3%            0%         6%
                      ------------ ------------ ------------- --------
Commissions and fees       0%           0%           (2)%       10%

Investment Income        (10)%          1%            0%        20%
                      ------------ ------------ ------------- --------

Total revenues           (1)%           1%           (2)%       10%
                      ============ ============ ============= ========

(1) As described in Note 2, our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.

    The following table reconciles the percentage change in reported revenues to organic revenue growth by business unit for the six months ended June 30, 2006:

                               Six months ended
                                   June 30,
                  ------------------------------------------
                      2006         2005(1)      % Change
                  ------------- ------------- -------------
Global                $563          $564             0%
North America          376           342            10%
International          285           275             4%
                  ------------- ------------- -------------
Commissions and
 fees               $1,224        $1,181             4%

Investment Income       40            37             8%
                  ------------- ------------- -------------

Total revenues      $1,264        $1,218             4%
                  ============= ============= =============


                                   Change attributable to
                      ------------------------------------------------
                        Foreign    Acquisitions Total market  Organic
                        currency       and       remuneration  revenue
                       translation   disposals                 growth
                      ------------ ------------ ------------- --------
Global                    (2)%         (3)%         (2)%         7%
North America              0%           1%           0%          9%
International             (5)%          3%          (1)%         7%
                      ------------ ------------ ------------- --------
Commissions and fees      (2)%          0%          (2)%         8%

Investment Income         (7)%         (1)%          0%         16%
                      ------------ ------------ ------------- --------

Total revenues            (2)%         (1)%         (1)%         8%
                      ============ ============ ============= ========

(1) As described in Note 2, our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.


                     WILLIS GROUP HOLDINGS LIMITED
                  SUPPLEMENTAL FINANCIAL INFORMATION
                 (in millions, except per share data)
                              (unaudited)

    4. Non-GAAP Supplemental Financial Information

    Adjusted operating income

    Adjusted operating income is defined as operating income excluding net gain on disposal of operations and, for 2005, charges for regulatory settlements and related expenses, severance costs relating to our first quarter 2005 headcount reduction program and other provisions. Operating income is the most directly comparable GAAP measure, and the following tables reconcile adjusted operating income to operating income for the three months and six months ended June 30, 2006 and 2005:

                                       Three months ended June 30,
                                    ----------------------------------
                                                 2005 As
                                                adjusted        %
                                       2006     (Note 2)     Change
                                    --------- ------------ -----------
Operating Income, GAAP basis        $    119  $       199        (40)%
Excluding:
  Net gain on disposal of
   operations (a)                          -          (78)

                                    --------- ------------
Adjusted Operating Income           $    119  $       121         (2)%
                                    ========= ============
Operating Margin, GAAP basis, or
 Operating Income as a percentage
 of Total Revenues                      20.1%        36.2%
                                    ========= ============
Adjusted Operating Margin, GAAP
 basis, or Adjusted Operating
 Income as a percentage of Total
 Revenues                               20.1%        22.0%
                                    ========= ============


                                         Six months ended June 30,
                                    ----------------------------------
                                                  2005 As
                                                  adjusted      %
                                        2006      (Note 2)    Change
                                    --------- ------------ -----------
Operating Income, GAAP basis        $     323  $      286         13%
Excluding:
  Regulatory settlements (b)                -          51
  Costs related to regulatory
   settlements (b)                          -           9
  Severance costs (c)                       -          28
  Other provision (d)                       -          20
  Net gain on disposal of operations
   (a)                                      -         (78)

                                    --------- ------------
Adjusted Operating Income           $     323 $       316          2%
                                    ========= ============
Operating Margin, GAAP basis, or
 Operating Income as a percentage of
 Total Revenues                         25.6%        23.5%
                                    ========= ============
Adjusted Operating Margin, GAAP
 basis, or Adjusted Operating Income
 as a percentage of Total Revenues      25.6%        25.9%
                                    ========= ============

a) Primarily attributable to the $79 million gain arising on the sale of the Company's US wholesale unit Stewart Smith on April 14, 2005.
b) Comprises $51 million to establish the reimbursement funds agreed with the New York and Minnesota Attorneys General and New York Department of Insurance in April 2005 and $9 million of related legal and administrative expenses.
c) Severance costs relate to the headcount reduction program announced in the first quarter 2005 which eliminated approximately 500 positions at a cost of $28 million.
d) Based on the quarterly review of legal proceedings at March 31, 2005, the Company increased its provision for claims by an additional $20 million.

    Adjusted net income

    Adjusted net income is defined as net income excluding net gain on disposal of operations and, for 2005, charges for regulatory settlements and related expenses, severance costs relating to our first quarter 2005 headcount reduction program and other provisions. Net income is the most directly comparable GAAP measure, and the following tables reconcile adjusted net income to net income for the three months and six months ended June 30, 2006 and 2005:

                        Three months ended       Per diluted share
                             June 30,            Three months ended
                                                      June 30,
                      ----------------------- ------------------------
                              2005                     2005      %
                               As                       As     Change
                            Adjusted    %            adjusted
                      2006  (Note 2)  Change  2006   (Note 2)
                      ----- -------- -------- ------ -------- --------
Net income, GAAP basis $72     $114     (37)% $0.45    $0.70     (36)%

Excluding:
  Net gain on disposal
   of operations, net
   of tax ($nil,
   $(37))                -      (41)              -    (0.25)

                      ----- --------          ------ --------
Adjusted net income    $72      $73      (1)% $0.45    $0.45        0%
                      ===== ========          ====== ========
Diluted shares
 outstanding, GAAP
  basis                159      164
                      ===== ========


                                                  Per diluted share
                         Six months ended         Six months ended
                             June 30,                  June 30,
                     ------------------------ ------------------------
                              2005                     2005
                               As                       As
                            adjusted    %            adjusted    %
                      2006  (Note 2)  Change   2006  (Note 2)  Change
                      ----- -------- --------  ----- -------- --------
Net income, GAAP
 basis               $ 212  $   181       17% $1.33   $ 1.10       21%

Excluding:
  Regulatory
   settlements, net
   of tax
  ($20)                  -       31               -     0.19
  Costs related to
   regulatory
   settlements, net
   of tax ($4)           -        5               -     0.03
  Severance costs,
   net of tax ($9)       -       19               -     0.12
  Other provision,
   net of tax ($6)       -       14               -     0.08
  Net gain on
   disposal of
   operations, net of
   tax ($nil, $(37))     -      (41)              -    (0.25)

                      -----  -------           -----   ------
Adjusted net income  $ 212  $   209        1% $1.33   $ 1.27        5%
                      =====  =======           =====   ======
Diluted shares
 outstanding, GAAP
  basis                159      164
                      =====  =======


     WILLIS GROUP HOLDINGS LIMITED, NON-GAAP FINANCIAL SUPPLEMENT
                 (in millions, except per share data)
                              (unaudited)

                                                 2005
                                   ----------------------------------
                                    Q1     Q2     Q3     Q4     FY
                                  ------ ------ ------ ------ -------
Revenues (1)
   Global                          $326  $ 238  $ 200  $ 197  $  961
   North America                    162    180    173    207     722
   International                    163    112     96    140     511
                                   -----  -----  -----  -----  ------
Commissions and fees                651    530    469    544   2,194
Investment income                    18     19     18     18      73
                                   -----  -----  -----  -----  ------
   Total Revenues                   669    549    487    562   2,267
                                   -----  -----  -----  -----  ------
Expenses
   Salaries and benefits as
    previously reported/computed    386    309    313    348   1,356
   Adoption of FAS 123R (2)           4      5      4      5      18
   Pensions: market-related value
    methodology (2)                   3      2      2      3      10
                                   -----  -----  -----  -----  ------
Salaries and benefits as
 adjusted/reported                  393    316    319    356   1,384
Other operating expenses            125     98     89     93     405
Regulatory settlements               51      -      -      -      51
Depreciation expense and
 amortization of intangible assets   13     14     13     14      54
Net gain on disposal of operations    -    (78)     -      -     (78)
                                   -----  -----  -----  -----  ------
   Total Expenses                   582    350    421    463   1,816
                                   -----  -----  -----  -----  ------
Operating Income                     87    199     66     99     451
Operating Income margin            13.0%  36.2%  13.6%  17.6%   19.9%
Interest expense, net                 6      6      9      9      30
                                   -----  -----  -----  -----  ------
Income before Income Taxes, Equity
 in Net Income of Associates and
 Minority Interest                   81    193     57     90     421
   Income taxes as previously
    reported/computed                26     77     18     31     152
   Adoption of FAS 123R              (1)    (2)    (1)    (2)     (6)
   Pensions: market-related value
    methodology                      (1)     -     (1)    (1)     (3)
                                   -----  -----  -----  -----  ------
Income taxes as adjusted/reported    24     75     16     28     143
                                   -----  -----  -----  -----  ------

Income before Equity in Net Income
 of Associates and Minority
 Interest                            57    118     41     62     278
Equity in net income of
 associates, net of tax              14     (2)     5     (3)     14
Minority interest, net of tax        (4)    (2)    (1)    (4)    (11)
                                   -----  -----  -----  -----  ------
Net Income                        $  67  $ 114  $  45  $  55  $  281
                                   =====  =====  =====  =====  ======
Earnings per Share
- Diluted (3)                     $0.41  $0.70  $0.28  $0.35  $ 1.72
                                   =====  =====  =====  =====  ======
Average Number of Shares
 Outstanding
 - Basic                            163    163    160    157     161
   Diluted as previously reported   168    166    163    160     164
   Adoption of FAS 123R (3)          (3)    (2)    (1)    (1)     (1)
                                   -----  -----  -----  -----  ------
- Diluted as adjusted/ reported     165    164    162    159     163
                                   =====  =====  =====  =====  ======


                                                         2006
                                                  --------------------
                                                   Q1     Q2   Q2 YTD
                                                 ------ ------ -------
Revenues (1)
   Global                                        $ 308    255     563
   North America                                   181    195     376
   International                                   163    122     285
                                                  -----  -----  ------
Commissions and fees                               652    572   1,224
Investment income                                   19     21      40
                                                  -----  -----  ------
   Total Revenues                                  671    593   1,264
                                                  -----  -----  ------
Expenses
   Salaries and benefits as previously
    reported/computed                              351    352     703
   Adoption of FAS 123R (2)                          3      5       8
   Pensions: market-related value methodology (2)   (6)    (6)    (12)
                                                  -----  -----  ------
Salaries and benefits as adjusted/reported         348    351     699
Other operating expenses                           105    108     213
Regulatory settlements                               -      -       -
Depreciation expense and amortization of
 intangible assets                                  14     15      29
Net gain on disposal of operations                   -      -       -
                                                  -----  -----  ------
   Total Expenses                                  467    474     941
                                                  -----  -----  ------
Operating Income                                   204    119     323
Operating Income margin                           30.4%  20.1%   25.6%
Interest expense, net                                9      9      18
                                                  -----  -----  ------
Income before Income Taxes, Equity in Net Income
 of Associates and Minority Interest               195    110     305
   Income taxes as previously reported/computed     61     36      97
   Adoption of FAS 123R                             (1)    (2)     (3)
   Pensions: market-related value methodology        2      2       4
                                                  -----  -----  ------
Income taxes as adjusted/reported                   62     36      98
                                                  -----  -----  ------

Income before Equity in Net Income of Associates
 and Minority Interest                             133     74     207
Equity in net income of associates, net of tax      14      -      14
Minority interest, net of tax                       (7)    (2)     (9)
                                                  -----  -----  ------
Net Income                                       $ 140  $  72  $  212
                                                  =====  =====  ======
Earnings per Share
- Diluted (3)                                    $0.88  $0.45  $ 1.33
                                                  =====  =====  ======
Average Number of Shares Outstanding
 - Basic                                           157    157     157
   Diluted as previously reported                  159    159     159
   Adoption of FAS 123R (3)                          -      -       -
                                                  -----  -----  ------
- Diluted as adjusted/ reported                    159    159     159
                                                  =====  =====  ======

(1) As described in Note 2, our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.

(2) Details of the accounting and reporting changes are described in
    Note 2.

(3) The impact on diluted share count from the retrospective application of FAS 123R is described in Note 2.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, 212-837-0806
             daniel.prince@willis.com